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                                                                     EXHIBIT 11


                        MEDICORE, INC. AND SUBSIDIARIES

                    COMPUTATION OF EARNINGS PER COMMON SHARE


                                                                                    Year Ended December 31,
                                                                          -----------------------------------------
                                                                              1996           1995           1994
                                                                              ----           ----           ----

PRIMARY



Weighted average common shares outstanding                                  5,456,255      5,454,940      5,120,913

Net effect of dilutive stock options - based on the
  modified treasury stock method for 1996 and 1995 and
  the treasury stock method for 1994                                          574,749        474,275        193,348
                                                                          -----------    -----------    -----------
                                                                            6,031,004      5,929,215      5,314,261
                                                                          -----------    -----------    -----------

Net income                                                                $ 2,417,269    $ 2,251,271    $   864,108
                                                                          ===========    ===========    ===========


Net income per share                                                         $ .40          $ .38          $ .16
                                                                              ====           ====           ====

FULLY DILUTED

Weighted average common shares outstanding                                  5,456,255      5,454,940

Net effect of dilutive stock options - based on the
  modified treasury stock method using ending market price                    683,048        505,155
                                                                          -----------    -----------
                                                                            6,139,303      5,960,095
                                                                          ===========    ===========

Net income                                                                $ 2,417,269    $ 2,251,217
                                                                          ===========    ===========


Net income per share                                                         $ .39          $ .38
                                                                              ====           ====



Note: Fully diluted earnings per common share were the same as primary earnings per common share and are not presented for 1994.